EXHIBIT 10.9

Republic Services, Inc.
Executive Incentive Plan

Introduction

      On April 26, 2001, the Board of Directors adopted the Republic Services, Inc. Long Term Incentive Plan, effective January 1, 2001. Though designed in general to comply with the requirements of “performance-based compensation” for purposes of Code Section 162(m)(4), the Plan was not submitted for shareholder approval. Effective January 1, 2003, the Long Term Incentive Plan has been amended, restated and renamed the “Executive Incentive Plan” to provide not only for awards designed to encourage and recognize long term performance by participants, but also to include annual awards previously made pursuant to the Company’s Corporate Bonus Program. It is the intention of the Board of Directors to submit the amended and restated Plan for shareholder approval.

1.          Purpose.

      The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; and to attract, retain and motivate such individuals.

2.          Definitions.

      “Award” means an incentive award, either a Long Term Award or an Annual Award made pursuant to the Plan.

•	Annual Award (formerly made pursuant to the Corporate Bonus Program) — is designed to recognize the annual contribution of Participants to the achievement of certain short term goals and objectives of the Company.

•	Long Term Award — is designed to recognize the impact by Participants upon the achievement by the Company of longer term success in enhancing shareholder value.

      “Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Award Formula for each Performance Period shall be established in writing by the Committee.

      “Award Schedule” means the Award Schedule established pursuant to Section 4.1.

      “Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

      “Board of Directors” means the Board of Directors of the Company.

      “Change of Control” means any change in control of the Company of a nature which would be required to be reported (i) in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date of this Agreement, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) in response to Item 1 of the Current Report on Form 8-K, as in effect on the date of this Agreement, promulgated under the Exchange Act, or (iii) in any filing by the Company with the Securities and Exchange Commission; provided, however, that without limitation, a Change of Control of the Company shall be deemed to have occurred if:

(a)	Any “person” (as such term is defined in Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than the Company, any majority-owned subsidiary of the Company, or any compensation plan of the Company or any majority-owned subsidiary of the Company, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company;

(b)	During any period of three consecutive years during the term of this Agreement, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of such period; or

(c)	The shareholders of the Company approve (1) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company or of a subsidiary of the Company that accounts for 30% of the consolidated revenues of the Company, but not including a reorganization, merger or consolidation of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means the Compensation Committee of the Board of Directors. The Committee shall be composed of not fewer than two directors, each of whom shall be an “outside director” (within the meaning of Code Section 162(m)).

      “Company” means Republic Services, Inc. and its successors.

      “Determination Period” means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing with the first day of such Performance Period and ending 90 days after the commencement of the Performance Period.

      “Disability” means disability as defined under the Company’s long term disability plan or, if no such plan is in force at the time, as determined by the Committee.

      “Executive Officer” means a Person who is the chief executive officer, chief operating officer, chief financial officer, general counsel, controller, corporate vice president, regional vice president, controller or manager, or area president of the Company.

      “Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

      “Performance Goal” means the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Initially, Performance Goals shall include minimum, target and maximum performance levels.

      “Performance Measure” means one or more of the following selected by the Committee to measure Company and/or business unit performance for a Performance Period: net income; basic or diluted earnings per share; net revenues; gross profit; free cash flow, income before income taxes; economic profit; return on assets; return on funds employed and return on equity; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Determination Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Initial Performance Measures for Annual Awards and Long Term Awards are set forth on Schedule A and Schedule B, respectively.

      “Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award. Unless otherwise determined by the Committee in advance, the Performance Period for an Annual Award shall be one calendar year beginning January 1, 2003. Unless otherwise determined by the Committee in advance, a Performance Period for a Long Term Award shall be three calendar years, with the first such Period beginning January 1, 2003.

      “Plan” means the Republic Services, Inc. Executive Incentive Plan, which combines the Long Term Incentive Plan and the Corporate Bonus Program, both as amended and restated, effective January 1, 2003. Prior to such date, “Plan” means the Republic Services, Inc. Long Term Incentive Plan (effective, January 1, 2001).

      “Plan Year” means the calendar year.

      “Retirement” means retirement at the Company’s normal retirement age or early retirement with the prior written approval of the Company.

3.          Participation.

      3.1  Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period; provided, however, that once an Executive Officer becomes a Participant, he shall continue as a Participant until the Committee terminates his participation or an event occurs under the Plan which causes termination of participation.

4.          Awards.

      4.1  Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Once established for a Plan Year, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant on the Award to fail to constitute performance- based compensation under Code Section 162(m). Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

      4.2     Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all of some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $2,500,000.

      4.3  Payment of Awards. Awards shall be paid in a lump sum cash payment as soon as practicable after the amount thereof has been determined and certified in accordance with Section 4.2. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B). If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

      4.4  Change of Control. All Performance Goals and other conditions to payment of Awards shall be deemed to be achieved or fulfilled as of the time of a Change of Control. In the event of a Change of Control, the Company shall promptly pay each Participant 100% of the Participant’s Target Award (as established in the applicable Award Schedules) for the Performance Period in which the Change of Control occurs. In addition, if at the time of a Change of Control there has been no determination or payment of an Award for the preceding Performance Period, the Company shall pay to each individual who was a Participant with respect to such prior Performance Period the full amount to which he or she would have been paid assuming certification by the Committee of the performance for such Performance Period and no reduction in Target

Award payments for factors other than performance factors. Payments under this Section 4.4 shall be made not later than ten (10) days following the Change of Control.

5.          Termination of Employment.

      5.1  Termination of Employment. Except as otherwise provided in Section 4.4 or Section 5.2:

•	A Participant who voluntarily terminates employment prior to the date of payment of an Award shall forfeit all right to or interest in any Award with respect to such Performance Period(s).

•	A Participant whose employment is terminated without “cause” prior to the mid-point of the Performance Period shall forfeit all right to or interest in any Award with respect to such Performance Period. A Participant whose employment is terminated without “cause” after the mid-point of the Performance Period shall be entitled to be paid a pro-rated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued to the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the Performance Period and the denominator of which is the total number of months in the Performance Period. The mid-point of a Performance Period (based upon a calendar year or years) shall be the applicable June 30 that represents the middle of such Period.

•	A Participant whose employment is terminated for “cause” (Termination for Cause) prior to the date of payment of an award shall forfeit all right to or interest in any Award with respect to such Performance Period(s).

      Termination for Cause shall mean, (i) Participant’s willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Participant’s conduct that would constitute a crime under federal or state law, (iii) Participant’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iv) Participant’s breach of any fiduciary duty that causes material injury to the Company, (v) Participant’s breach of any duty causing material injury to the Company, (vi) Participant’s inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company’s policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to the Participant in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Participant for Cause. With respect to Participants other than the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel (the Executive Group), a determination of cause shall be made by the Chief Executive Officer.

      With respect to the Executive Group, any determination by the Company that Cause exists to terminate the Participant, the Company shall cause a special meeting of the Committee to be called and held at a time mutually convenient to the Committee and Participant, but in no event later than ten (10) business days after Participant’s receipt of the notice that the Company intends to terminate the Participant for Cause. Participant shall have the right to appear before such special meeting of the Committee with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Participant for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Committee must affirm that Cause exists to terminate the Participant. No finding by the Committee will prevent the Participant’s contesting such determination through appropriate legal proceedings, provided that the Participant’s sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Participant if he had been terminated without Cause.

      5.2  Death, Disability or Retirement. In the event that a Participant dies or his or her employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant (or, in the event of death, to the Participant’s Beneficiary or estate) an amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued, through the end of the Performance Period. Payment of such an Award shall be made after the end of the Performance Period to which it applies.

6.          Administration.

      6.1  In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Chief Executive Officer of the Company may recommend to the Committee Executive Officers for participation and target award levels for Participants.

      6.2  Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      6.3  Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

      6.4  Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

      6.5  Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

      6.6  Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7.          Miscellaneous.

      7.1  Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

      7.2  Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

      7.3  Amendment or Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that (i) no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant and (ii) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the applicable requirements of Code Section 162(m).

      7.4  Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

      7.5  Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

      7.6  Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

      7.7  Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

      7.8  No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

      7.9  Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

      7.10  Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term, or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

      7.11  Applicable Law. The Plan will be governed by the laws of the State of Florida, as determined without regard to the conflict of law principles thereof.

      7.12  Effective Date/Term. The Plan, as amended and restated effective January 1, 2003, shall be effective only upon the approval by the shareholders of the Company in a manner consistent with the shareholder approval requirements of Code Section 162(m), and shall be effective for the Plan Year in which such approval occurs and each of the next four succeeding Plan Years unless sooner terminated by the Committee in accordance with Section 7.3. For the fifth succeeding Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Committee, and the Committee shall make the determinations required by Section 4 for such Plan Year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth Plan Year, and payment of all Awards under the Plan for such Plan Year and any future Plan Years shall he contingent upon such approval.

SCHEDULE A

ANNUAL AWARDS

       1.          Executive Group — With respect to the Executive Group (any person who, on the last day of the Corporation’s taxable year, is the Chief Executive Officer (or is acting in such capacity) and any other employee whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 as being among the Corporation’s four highest compensated officers for the taxable year) shall be eligible for Annual Awards in accordance with the following criteria:

A. Subject to certain thresholds (percentage of targets achieved, an Annual Award shall be based upon achieving a Cash Flow target and Earnings Per Share target established by the Compensation Committee. Each target shall be weighted at 50%, and no Annual Award shall be payable unless at least one target is attained.

B. If the Cash Flow target is met and the EPS target is exceeded, then the amount of the aggregate Annual Award may be increased from 100% to a maximum of 200% based upon the extent to which the EPS target is exceeded.

      2.          For participants other than the Executive Group, Annual Awards shall be established in a similar fashion by the Chief Executive Officer.

SCHEDULE B

LONG TERM AWARDS

       Initially, the Performance Measure, for the purpose of Long Term Awards, means the following criteria to measure Company performance for a Performance Period:

      (a)  Cash Flow Value Creation (CVC) — which is calculated as follows:

•	Operating Cash Flow (defined as net income before extraordinary items and accounting changes, plus after-tax interest expense, plus depreciation, depletion and amortization)

              minus

•	Capital Charge (defined as net average assets employed in the business, times the Company’s targeted weighted average cost of capital)

      (b)  Return On Investment Capital (ROIC) calculated as follows:

•	Net income before extraordinary items and accounting charges, plus after-tax interest expense divided by

•	Average Net Assets (for any calendar year, defined as assets minus liabilities plus debt minus cash minus unrestricted cash equals Net Assets. Average Net Assets the sum of Net Assets for two sequential calendar years divided by two).

      (c)  CVC and ROIC goals will be based on three-year cumulative results and will be weighted equally and independently (i.e., 50% of award based on CVC performance and the other 50% of award based on ROIC performance) in determining award payouts. Straight-line interpolation is used to determine award payouts for performance achievement between specified targets.